EXHIBIT 99.1

GENERAL FINANCE CORPORATION ANNOUNCES REDEMPTION
OF REMAINING 8.125% SENIOR NOTES DUE 2021

PASADENA, CA – December 16, 2020 – General Finance Corporation (NASDAQ:GFN), a leading specialty rental services company offering portable storage, modular space and liquid containment solutions (the “Company”), announced today that it will redeem its remaining outstanding 8.125% Senior Notes due July 2021 (NASDAQ:GFNSL) (the “Notes”).  On January 15, 2021 (the “Redemption Date”) the Company will redeem the remaining $11.6 million of the issued and outstanding principal amount of the Notes in accordance with the optional redemption provisions in the indenture governing the Notes. The redemption price will be $25 per Note (equal to 100% of the Notes’ original principal amount), plus accrued and unpaid interest through, but excluding, the Redemption Date.

The Company will use borrowings from its North American senior credit facility to fund the redemption; which was amended to, among other things, allow the use of the borrowings for the redemption and extend the maturity of the facility to July 31, 2025, subject to extension up to December 14, 2025 as provided in the amendment.

This press release does not constitute a notice of redemption. Beneficial holders of the Notes with any questions should contact the brokerage firm or financial institution through which they hold the Notes.

The Notes selected for redemption should be presented and surrendered by mail to the office of the paying agent, Wells Fargo Bank, N.A., MAC N9300-070, 600 South Fourth Street, Minneapolis, MN 55402, Attention: Corporate Trust Operations, Phone Inquiries: (800) 344-5128.

About General Finance Corporation

Headquartered in Pasadena, California, General Finance Corporation (NASDAQ: GFN, www.generalfinance.com) is a leading specialty rental services company offering portable storage, modular space and liquid containment solutions.  Management’s expertise in these sectors drives disciplined growth strategies, operational guidance, effective capital allocation and capital markets support for the Company’s subsidiaries.  The Company’s Asia-Pacific leasing operations in Australia and New Zealand consist of wholly-owned Royal Wolf (www.royalwolf.com.au), the leading provider of portable storage solutions in those regions. The Company’s North America leasing operations consist of wholly-owned subsidiaries Pac-Van, Inc.(www.pacvan.com) and Lone Star Tank Rental Inc. (www.lonestartank.com), providers of portable storage, office and liquid storage tank containers, mobile offices and modular buildings.  The Company also owns Southern Frac, LLC (www.southernfrac.com), a manufacturer of portable liquid storage tank containers and, under the trade name Southern Fabrication Specialties (www.southernfabricationspecialties.com), other steel-related products in North America.

Investor Contact
Larry Clark
Financial Profiles, Inc.
lclark@finprofiles.com
310-622-8223